Exhibit 23(e)
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Eaton Corporation plc for the registration of debt securities, guarantees, preference shares, ordinary shares, depositary shares, warrants and units and to the incorporation by reference therein of our reports dated February 28, 2018, with respect to the consolidated financial statements of Eaton Corporation plc, and the effectiveness of internal control over financial reporting of Eaton Corporation plc, included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Cleveland, Ohio
February 28, 2018